Exhibit 99

FOR IMMEDIATE RELEASE

3M Announces Record First-Quarter Sales of $7.8 Billion;

Earnings Increase 11 Percent to $1.79 per Share

First-Quarter Highlights:

–                 Organic local-currency sales growth of 4.6 percent

–                 Operating income margins of 21.9 percent, up 0.3 percentage points year-on-year

–                 Earnings of $1.79 per share, up 11.2 percent

–                 Returned $2.3 billion to shareholders via dividends and gross share repurchases

–                 Increased first-quarter per-share dividend by 35 percent

ST. PAUL, Minn. – April 24, 2014 – 3M (NYSE: MMM) today reported first-quarter earnings of $1.79 per share, an increase of 11.2 percent versus the first quarter of 2013. Sales grew 2.6 percent year-on-year to $7.8 billion. Organic local-currency sales grew 4.6 percent while currency impacts reduced sales by 2.0 percent year-on-year.

First-quarter operating income was $1.7 billion, operating income margins were 21.9 percent and net income was $1.2 billion. The company converted 66 percent of net income to free cash flow in the first quarter, which was in line with traditional seasonal patterns.

3M paid $566 million in cash dividends to shareholders and repurchased $1.7 billion of its own shares during the quarter.

Organic local-currency sales growth was 6.2 percent in Health Care, 4.9 percent in Industrial, 4.6 percent in Safety and Graphics, 4.1 percent in Electronics and Energy and 2.6 percent in Consumer. On a geographic basis, organic local-currency sales grew 6.9 percent in Asia Pacific, 6.8 percent in Latin America/Canada, 3.7 percent in EMEA (Europe, Middle East and Africa) and 2.6 percent in the U.S.

“This was a solid quarter for 3M,” said Inge G. Thulin, 3M’s chairman, president and chief executive officer. “Our teams delivered positive organic growth in all business groups and geographic areas, we posted strong margins across the portfolio and we returned a record amount of cash to shareholders. At the same time we increased investments in R&D and commercialization to help secure future growth in the business. 3M is well-positioned to generate sustainable, profitable growth far into the future.”

3M maintained its full-year earnings expectation of $7.30 to $7.55 per share with organic local-currency sales growth of 3 to 6 percent. Foreign currency is expected to reduce sales by approximately 1 percent for the year versus a previous expectation of neutral to minus 1 percent.

First-Quarter Business Group Discussion

Industrial

•                  Sales of $2.8 billion, up 3.1 percent in U.S. dollars. Organic local-currency sales increased 4.9 percent and foreign currency translation reduced sales by 1.8 percent.

•                  On an organic local-currency basis:

•                  Sales growth was led by 3M Purification, automotive OEM, advanced materials, abrasive systems, and aerospace and commercial transportation; sales declined in personal care.

•                  Sales grew in all areas, with the largest increases in EMEA, Latin America/Canada and Asia Pacific.

•                  Operating income was $618 million, up 6.7 percent year-on-year; operating margin of 22.3 percent.

Safety and Graphics

•                  Sales of $1.4 billion, up 1.7 percent in U.S. dollars. Organic local-currency sales increased 4.6 percent and foreign currency translation reduced sales by 2.9 percent.

•                  On an organic local-currency basis:

•                  Sales grew in personal safety, roofing granules and commercial solutions, while the traffic safety and security business declined year-on-year.

•                  Sales rose in all areas, led by Asia Pacific, EMEA and Latin America/Canada.

•                  Operating income was $318 million, a decrease of 4.2 percent year-on-year; operating margin of 22.3 percent.

Health Care

•                  Sales of $1.4 billion, up 4.8 percent in U.S. dollars. Organic local-currency sales increased 6.2 percent and foreign currency translation reduced sales by 1.4 percent.

•                  On an organic local-currency basis:

•                  Sales increased across the portfolio, with the strongest growth in drug delivery, health information systems, food safety, critical and chronic care, and infection prevention.

•                  Sales grew in all areas, with the strongest growth in Latin America/Canada, Asia Pacific and the U.S.

•                  Operating income was $427 million, an increase of 5.6 percent; operating margin of 31.1 percent.

Electronics and Energy

•                  Sales of $1.3 billion, an increase of 2.7 percent in U.S. dollars. Organic local-currency sales increased 4.1 percent and foreign currency translation reduced sales by 1.4 percent.

•                  On an organic local-currency basis:

•                  Electronics-related sales increased 5 percent, with strong growth in optical systems partially offset by declines in the electronic markets materials and the electronic solutions businesses; energy-related sales grew 2 percent year-on-year, led by renewable energy and telecom.

•                  Sales grew in Latin America/Canada and Asia Pacific while the U.S. and EMEA declined year-on-year.

•                  Operating income was $227 million, up 16.1 percent year-on-year; operating margin of 17.3 percent.

Consumer

•                  Sales of $1.1 billion, down 0.2 percent in U.S. dollars. Organic local-currency sales increased 2.6 percent, divestitures reduced sales by 0.3 percent and foreign currency translation reduced sales by 2.5 percent.

•                  On an organic local-currency basis:

•                  Sales grew in DIY, consumer health care and home care while stationery and office supplies declined year-on-year.

•                  Sales rose in all areas with the largest increases in Asia Pacific and Latin America/Canada.

•                  Operating income was $228 million, down 3.5 percent year-on-year; operating margin of 21.2 percent.

3M will conduct an investor teleconference at 9:00 a.m. EDT (8:00 a.m. CDT) today. Investors can access this conference via the following:

•               Live webcast at http://investor.3M.com.

•               Live telephone:

Call 800-762-2596 within the U.S. or +1 212-231-2916 outside the U.S. Please join the call at least 10 minutes before the start time.

•               Webcast replay:

Go to 3M’s Investor Relations website at http://investor.3M.com and click on “Quarterly Earnings.”

•               Telephone replay:

Call 800-633-8284 (for both U.S. and outside the U.S.; access code is 21682152).

The telephone replay will be available until 10:00 a.m. CDT on April 29, 2014.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate, “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions and other factors beyond the Company’s control, including natural and other disasters affecting the operations of the Company or its customers and suppliers; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and market acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company’s information technology infrastructure; and (10) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Annual Report under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A. The information contained in this presentation is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this presentation as a result of new information or future events or developments.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended
	March 31,
	2014	2013

Net sales	$7,831	$7,634

Operating expenses
Cost of sales	4,031	3,969
Selling, general and administrative expenses	1,632	1,589
Research, development and related expenses	452	430

Total operating expenses	6,115	5,988

Operating income	1,716	1,646

Interest expense and income
Interest expense	37	39
Interest income	(9)	(10)

Total interest expense – net	28	29

Income before income taxes	1,688	1,617

Provision for income taxes	463	470

Net income including noncontrolling interest	$1,225	$1,147

Less: Net income attributable to noncontrolling interest	18	18

Net income attributable to 3M	$1,207	$1,129

Weighted average 3M common shares outstanding – basic	661.5	691.1
Earnings per share attributable to 3M common shareholders – basic	$1.83	$1.63

Weighted average 3M common shares outstanding – diluted	674.5	702.1
Earnings per share attributable to 3M common shareholders – diluted	$1.79	$1.61

Cash dividends paid per 3M common share	$0.855	$0.635

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	Mar. 31,	Dec. 31,	Mar. 31,
	2014	2013	2013
ASSETS
Current assets
Cash and cash equivalents	$1,954	$2,581	$2,928
Marketable securities – current	860	756	1,448
Accounts receivable – net	4,598	4,253	4,418
Inventories	3,972	3,864	3,819
Other current assets	1,378	1,279	1,242
Total current assets	12,762	12,733	13,855
Marketable securities – non-current	1,360	1,453	1,452
Investments	120	122	161
Property, plant and equipment – net	8,630	8,652	8,318
Goodwill and intangible assets – net	8,988	9,033	9,087
Prepaid pension benefits (b)	624	577	19
Other assets (b)	1,063	980	1,137
Total assets	$33,547	$33,550	$34,029

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$2,176	$1,683	$1,072
Accounts payable	1,866	1,799	1,820
Accrued payroll	491	708	466
Accrued income taxes	481	417	392
Other current liabilities (a)	2,436	2,891	2,187
Total current liabilities	7,450	7,498	5,937
Long-term debt	4,401	4,326	4,864
Pension and postretirement benefits (b)	1,809	1,794	3,014
Other liabilities	1,963	1,984	1,686
Total liabilities	$15,623	$15,602	$15,501

Total equity (a)(b)	$17,924	$17,948	$18,528
Shares outstanding
March 31, 2014: 654,278,447 shares
December 31, 2013: 663,296,239 shares
March 31, 2013: 690,194,620 shares
Total liabilities and equity	$33,547	$33,550	$34,029

(a)

3M has historically declared and paid dividends in the same quarter. In December 2013, 3M’s Board of Directors declared a first-quarter 2014 dividend of $0.855 per share (payable in March 2014). This reduced 3M’s stockholders equity and increased other current liabilities as of December 31, 2013 by approximately $0.6 billion.

(b)

The changes in 3M’s defined benefit pension and postretirement plans’ funded status, which is required to be measured as of each year-end, significantly impacted several balance sheet amounts. In the fourth quarter of 2013, these required annual measurements increased stockholders’ equity by $0.9 billion, decreased pension and postretirement benefits’ long-term liabilities by $0.8 billion, increased prepaid pension benefits’ assets by $0.5 billion, and decreased deferred taxes within other assets by $0.4 billion. Other pension and postretirement changes during the year, such as contributions and amortization, also impacted these balance sheet amounts.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Three-months ended
	March 31,
	2014	2013

NET CASH PROVIDED BY OPERATING ACTIVITIES	$1,092	$994

Cash flows from investing activities:
Purchases of property, plant and equipment	(293)	(324)
Purchases and proceeds from sale or maturities of marketable securities and investments – net	(2)	(96)
Other investing activities	8	15

NET CASH USED IN INVESTING ACTIVITIES	(287)	(405)

Cash flows from financing activities:
Change in debt	574	(9)
Purchases of treasury stock	(1,708)	(805)
Proceeds from issuances of treasury stock pursuant to stock option and benefit plans	267	738
Dividends paid to shareholders	(566)	(440)
Other financing activities	34	30

NET CASH USED IN FINANCING ACTIVITIES	(1,399)	(486)

Effect of exchange rate changes on cash and cash equivalents	(33)	(58)

Net increase (decrease) in cash and cash equivalents	(627)	45
Cash and cash equivalents at beginning of year	2,581	2,883

Cash and cash equivalents at end of period	$1,954	$2,928

3M Company and Subsidiaries

SUPPLEMENTAL CASH FLOW AND

OTHER SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

(Unaudited)

	Three-months ended
	March 31,
	2014	2013

NON-GAAP MEASURES

Free Cash Flow:
Net cash provided by operating activities	$1,092	$994
Purchases of property, plant and equipment	(293)	(324)

Free Cash Flow (c)	$799	$670

(c)

Free cash flow and free cash flow conversion are not defined under U.S. GAAP. Therefore, they should not be considered a substitute for income or cash flow data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow conversion as free cash flow divided by net income attributable to 3M. The Company believes free cash flow and free cash flow conversion are useful measures of performance and uses these measures as an indication of the strength of the company and its ability to generate cash.

	March 31,
	2014	2013
OTHER NON-GAAP MEASURES:
Net Working Capital Turns (d)	4.7	4.8

(d)

The company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. GAAP and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

	Three-months ended March 31, 2014
			Europe,
			Middle	Latin
Sales Change Analysis	United	Asia-	East and	America/	World-
By Geographic Area	States	Pacific	Africa	Canada	Wide
Volume – organic	2.2%	6.4%	2.9%	0.4%	3.4%
Price	0.4	0.5	0.8	6.4	1.2
Organic local-currency sales	2.6	6.9	3.7	6.8	4.6
Acquisitions	—	—	—	—	—
Divestitures	(0.1)	—	—	—	—
Translation	—	(3.6)	1.8	(11.5)	(2.0)
Total sales change	2.5%	3.3%	5.5%	(4.7)%	2.6%

	Three-months ended March 31, 2014
	Organic
Worldwide	local-				Total
Sales Change Analysis	currency	Acqui-	Divest-	Trans-	sales
By Business Segment	sales	sitions	itures	lation	change

Industrial	4.9%	—%	—%	(1.8)%	3.1%
Safety and Graphics	4.6%	—%	—%	(2.9)%	1.7%
Electronics and Energy	4.1%	—%	—%	(1.4)%	2.7%
Health Care	6.2%	—%	—%	(1.4)%	4.8%
Consumer	2.6%	—%	(0.3)%	(2.5)%	(0.2)%

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

Effective in the first quarter of 2014, 3M transferred a product line between divisions within different business segments and made other changes within business segments in its continuing effort to improve the alignment of its businesses around markets and customers.

The product move between business segments was as follows:

•             The movement of the Fire Protection product line from the Building and Commercial Services Division (Safety and Graphics business segment) to the Industrial Adhesives and Tapes Division (Industrial business segment). This product move resulted in an increase in net sales for total year 2013 of $73 million in the Industrial business segment offset by a corresponding decrease in the Safety and Graphics business segment.

In addition, other changes within business segments were as follows:

•             The combination of certain existing divisions/departments into new divisions. Within the Electronics and Energy business segment, the new divisions include the Electrical Markets Division (which now includes the former Infrastructure Protection Division), and the Electronic Solutions Division (which now includes the former 3M Touch Systems, Inc.). Within the Safety and Graphics business segment, the new Commercial Solutions Division was created from the combination of the former Architectural Markets Department, the former Building and Commercial Services Division and the former Commercial Graphics Division.  None of these combinations crossed business segments.

•             The renaming of the former Aerospace and Aircraft Maintenance Division within the Industrial business segment to the Aerospace and Commercial Transportation Division.

•             The movement of certain product lines between various divisions within the same business segment.

The financial information presented herein reflects, for all periods presented, the impact of this realignment. Refer to 3M’s Current Report on Form 8-K furnished on March 5, 2014 for additional supplemental unaudited historical business segment net sales and operating income information.

BUSINESS SEGMENT INFORMATION	Three-months ended
NET SALES	March 31,
(Millions)	2014	2013

Industrial	$2,776	$2,693
Safety and Graphics	1,423	1,399
Electronics and Energy	1,311	1,277
Health Care	1,374	1,311
Consumer	1,079	1,081
Corporate and Unallocated	3	2
Elimination of Dual Credit	(135)	(129)

Total Company	$7,831	$7,634

BUSINESS SEGMENT INFORMATION	Three-months ended
OPERATING INCOME	March 31,
(Millions)	2014	2013

Industrial	$618	$579
Safety and Graphics	318	332
Electronics and Energy	227	196
Health Care	427	404
Consumer	228	237
Corporate and Unallocated	(72)	(74)
Elimination of Dual Credit	(30)	(28)

Total Company	$1,716	$1,646

About 3M

3M captures the spark of new ideas and transforms them into thousands of ingenious products.  Our culture of creative collaboration inspires a never-ending stream of powerful technologies that make life better.  3M is the innovation company that never stops inventing.  With $31 billion in sales, 3M employs 89,000 people worldwide and has operations in more than 70 countries.

Investor Contacts:	Matt Ginter	Media Contact:	Donna Fleming Runyon
	3M		3M
	(651) 733-8206		(651) 736-7646

Bruce Jermeland
3M
(651) 733-1807

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000